UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 26, 2016

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Note Purchase Agreement

On October 26, 2016, Dynavax Technologies Corporation (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with one or more funds of Deerfield Management Company, L.P. (collectively, the “Purchasers”) and one such fund, as collateral agent (the “Collateral Agent”), pursuant to which the Company agreed to sell, and the Purchasers agreed to purchase, an aggregate of $100.0 million principal amount of the Company’s senior secured notes (the “Notes”) for an aggregate purchase price of $100.0 million. The closing of the sale and purchase of the Notes is expected to occur after the Company receives FDA approval for the sale and marketing of HEPLISAV-B™ and certain other closing conditions are satisfied (the date of such closing, the “Purchase Date”).  The Company expects to use the proceeds of the Notes for general corporate purposes, including the commercialization of HEPLISAV-B.

The outstanding principal amount of the Notes will accrue interest at a rate equal to 10.375% per annum.  The Notes will mature on the fifth anniversary of the Purchase Date (the “Maturity Date”), unless earlier prepaid or repurchased.  The Company’s obligations under the Notes and the Note Purchase Agreement will be required to be guaranteed by certain of the Company’s future subsidiaries and will be secured by a perfected security interest in substantially all of the assets of the Company and any future subsidiary guarantors, subject to customary permitted liens and other agreed upon exceptions.

The Company will have the right, but not the obligation, to prepay the Notes in whole or in part (i) on or prior to the third anniversary of the Purchase Date, at a price equal to 106.5% of the outstanding principal amount prepaid, plus all accrued and unpaid interest and an amount equal to the interest that would have accrued on the Notes outstanding immediately prior to such prepayment through and excluding the third anniversary, (ii) at any time after the third anniversary of the Purchase Date but on or prior to the fourth anniversary of the Purchase Date, at a price equal to 106% of the outstanding principal amount prepaid, plus all accrued and unpaid interest, and (iii) at any time after the fourth anniversary of the Purchase Date but prior to the Maturity Date, at a price equal to 103% of the outstanding principal amount prepaid, plus all accrued and unpaid interest.

If the Company gives Purchasers notice of a major transaction, which includes, but is not limited to, certain mergers and other change of control transactions involving the Company, the Purchasers may require the Company to prepay the Notes upon consummation of the Major Transaction in an amount equal to the principal amount of outstanding Notes, accrued and unpaid interest and a prepayment premium in an amount equal to what the Company would have otherwise paid in an optional prepayment described in the preceding paragraph.

The Note Purchase Agreement includes customary representations, warranties and covenants by the Company, including restrictions on the incurrence of additional indebtedness, a maximum cash interest expense covenant and a minimum cash balance covenant. Events of default under the Note Purchase Agreement include, but are not limited to: the Company’s failure to timely make payments due under the Notes; inaccuracies in the Company’s representations and warranties; the Company’s failure to comply with any of its covenants under the Note Purchase Agreement, the pledge and security agreement entered into in connection therewith or any of the other notes related documents, subject to a cure period with respect to most affirmative covenants; the Company’s insolvency or the occurrence of certain bankruptcy-related events; certain judgments against the Company; certain security interests or liens under the notes related documents ceasing to be valid and perfected or are asserted by the Company or its subsidiaries to not be in full force and effect; certain undischarged judgments against the Company or any of its subsidiaries; certain default under specified other indebtedness and defaults or other events that would give the holders of a specified amount of the Company’s indebtedness a right to accelerate such indebtedness; and the occurrence of certain events relating to HEPLISAV-B, including the discontinuance of marketing or withdrawal thereof in the United States for a specified period, recalls of HEPLISAV-B resulting in liability in excess of certain amounts and certain sustained reductions in manufacturing capacity or distribution thereof. If one or more events of default under the Note Purchase Agreement occurs and continues beyond any applicable cure period, the holders of the Notes may declare all or any portion of the Notes to be immediately due and payable.

The foregoing descriptions of the Note Purchase Agreement and the Notes do not purport to be complete and are qualified in their entirety by reference to the Note Purchase Agreement and the form of Note, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the period ending December 31, 2016.

Item 8.01.    Other Events.

On October 26, 2016, Dynavax issued a press release titled “Dynavax Presents Data Showing That HEPLISAV-B Provides Significantly Higher Seroprotection Rates Against Hepatitis B Infection in Populations Known to Have a Reduced Immune Response to Currently Licensed Vaccines.”  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

99.1 Press Release, dated October 26, 2016, titled “Dynavax Presents Data Showing That HEPLISAV-B Provides Significantly Higher Seroprotection Rates Against Hepatitis B Infection in Populations Known to Have a Reduced Immune Response to Currently Licensed Vaccines”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: October 27, 2016	By:	/s/ MICHAEL OSTRACH
Michael Ostrach
Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

EX-99.1

Press Release, dated October 26, 2016, titled “Dynavax Presents Data Showing That HEPLISAV-B Provides Significantly Higher Seroprotection Rates Against Hepatitis B Infection in Populations Known to Have a Reduced Immune Response to Currently Licensed Vaccines”